Exhibit 99.1

Mirati Therapeutics Presents Late-Breaking Adagrasib Monotherapy and Combination Results in Advanced Colorectal Cancer

Adagrasib demonstrates promising clinical efficacy and favorable tolerability as a monotherapy and in combination with cetuximab in heavily pretreated patients with advanced colorectal cancer (CRC) harboring a KRASG12C mutation

SAN DIEGO, Sept. 7, 2022/PRNewswire/ – Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today announced results from KRYSTAL-1, a multicohort Phase 1/2 study, evaluating adagrasib with or without cetuximab in patients with advanced CRC harboring a KRASG12C mutation.

“These exciting results further our understanding of the well-tolerated profile with robust and sustained responses that adagrasib provides as a monotherapy and in combination with cetuximab to patients with KRASG12C-mutated advanced colorectal cancer,” said Charles Baum, M.D., Ph.D., president, founder and head of research and development, Mirati Therapeutics, Inc. “We are pleased about the significant improvement these results demonstrate relative to the existing standard of care. We continue to explore the full potential of adagrasib in combination with cetuximab in late-line CRC in a potentially registration-enabling Phase 2 cohort of the KRYSTAL-1 study and in second line CRC in the ongoing Phase 3 KRYSTAL-10 study.”

In this analysis, 44 patients received adagrasib monotherapy (600 mg twice daily) and 32 patients received the combination of adagrasib (600 mg twice daily) with full dose cetuximab, with a follow up of 20.1 months and 17.5 months, respectively.

Of the evaluable patients in the adagrasib monotherapy cohort (n=43), the investigator assessed confirmed objective response rate (ORR) was 19% (8/43) and the disease control rate (DCR) was 86% (37/43). The median duration of response was 4.3 months (95% CI, 2.3–8.3) and median progression-free survival (PFS) was 5.6 months (95% CI, 4.1–8.3).

Of the evaluable patients in the adagrasib plus cetuximab combination cohort (n=28), the investigator assessed confirmed ORR was 46% (13/28) and the DCR was 100% (28/28). The median DOR was 7.6 months (95% CI 5.7–NE) and median PFS was 6.9 months (95% CI, 5.4–8.1).

The prognosis for patients with CRC has historically been poor in later lines of therapy with response rates of approximately 1-2% and median PFS of approximately 2 months1,2,3 in patients with late-line CRC; patients with KRASG12C-mutated CRC tend to have even worse outcomes than the broader CRC patient population.

In the overall subset of patients with KRASG12C-mutated CRC evaluated in this study, adagrasib was found to be well-tolerated as a monotherapy and in combination with cetuximab. The majority of observed treatment-related adverse events (TRAEs) were grade 1–2 (59%); no grade 5 TRAEs were observed.

“These data illustrate the importance of durable KRAS inhibition in colorectal cancer and the added benefit that dual EGFR/KRAS blockade may provide for some patients in their regimen as evidenced by the more sustained responses from the adagrasib and cetuximab combination,” commented Dr. Samuel J. Klempner of the Massachusetts General Cancer Center and study investigator. “Overall, it’s encouraging to see the emergence of KRAS inhibitors like adagrasib providing more targeted, efficacious, and safe treatment options for colorectal cancer and other solid tumors with KRAS mutations.”

The data (Presentation #LBA24) will be presented in an oral presentation on Monday, September 12 at 4:15 am ET (10:15 am CET) during the Proffered Paper Session II at the European Society for Medical Oncology (ESMO) Congress 2022.

In addition, at the ESMO Congress 2022, the Company shared a poster presentation detailing additional practice-informing data on adverse event patterns and management for investigational adagrasib in patients with KRASG12C-mutated non-small cell lung cancer (NSCLC). The presentation (Presentation #1133P) is available online via the ESMO website and will be available onsite in Poster Session 15, Hall 4 on September 12, 2022.

About Adagrasib (MRTX849)

Adagrasib is an investigational, highly selective, and potent oral small-molecule inhibitor of KRASG12C that is optimized to sustain target inhibition, an attribute that could be important to treat KRASG12C-mutated cancers, as the KRASG12C protein regenerates every 24–48 hours. Adagrasib is being evaluated as monotherapy and in combination with other anti-cancer therapies in patients with advanced KRASG12C-mutated solid tumors, including non-small lung cancer, colorectal cancer, and pancreatic cancer. For more information visit Mirati.com/science.

Mirati has an Expanded Access Program (EAP) for investigational adagrasib for the treatment of eligible patients with KRASG12C-mutated cancers, regardless of tumor type, including patients with treated or untreated CNS metastases, in the U.S. Learn more about the EAP at Mirati.com/expanded-access-policy.

About Mirati Therapeutics, Inc.

Mirati Therapeutics, Inc. is a clinical-stage biotechnology company whose mission is to discover, design and deliver breakthrough therapies to transform the lives of patients with cancer and their loved ones. The company is relentlessly focused on bringing forward therapies that address areas of high unmet medical need, including lung cancer, and advancing a pipeline of novel therapeutics targeting the genetic and immunological drivers of cancer. Unified for patients, Mirati’s vision is to unlock the science behind the promise of a life beyond cancer. For more information about Mirati, visit us at Mirati.com or follow us on Twitter, LinkedIn and Facebook.

Forward Looking Statements

This press release contains forward-looking statements regarding the business of Mirati Therapeutics, Inc. (“Mirati”). Any statement describing Mirati’s goals, expectations, financial or other projections, intentions or beliefs, development plans and the commercial potential of Mirati’s drug development pipeline, including without limitation adagrasib (selective KRASG12C inhibitor), sitravatinib (TAM receptor inhibitor), MRTX1719 (MTA cooperative PRMT5 inhibitor), MRTX0902 (SOS1 inhibitor), and MRTX1133 (selective KRASG12D inhibitor), is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to risks and uncertainties, particularly those challenges inherent in the process of discovering, developing and commercialization of new drug products that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs.

Mirati’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Mirati’s programs are described in additional detail in Mirati’s quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the U.S. Securities and Exchange Commission (the “SEC”) available at the SEC’s Internet site (www.sec.gov). These forward-looking statements are made as of the date of this press release, and Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Mirati Contacts

Investor Relations: ir@mirati.com

Media Relations: media@mirati.com

1 Obermannová R, et al. Ann Oncol. 2016;27(11):2082-2090.

2 Grothey A, et al. Lancet. 2013;381(9863):303-312.

3 Mayer RJ, et al. N Engl J Med. 2015;372(20):1909-1919. 3Van Cutsem E, et al. Eur J Cancer. 2018;90:63-72